Exhibit (e)(3)(i)

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of September 30, 2021, by and between Northern Institutional Funds (the “Fund”) and Northern Funds Distributors, LLC (the “Distributor,” and together with the Fund, the “Parties”) is effective as of August 20, 2026.

WHEREAS, the Parties desire to amend Schedule A of the Agreement to reflect an updated Fund list; and

WHEREAS, Section 6 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.  Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.  Schedule A of the Agreement is hereby deleted in its entirety and replaced by the Schedule A attached hereto which reflects the current list of Funds.

3.  Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.  This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

NORTHERN INSTITUTIONAL FUNDS		NORTHERN FUNDS DISTRIBUTORS, LLC

By:	/s/ Kevin P. O’Rourke	By:	/s/ Teresa Cowan
Name:	Kevin P. O’Rourke	Name:	Teresa Cowan
Title:	President	Title:	President

SCHEDULE A

NAME OF PORTFOLIOS

•	Treasury Portfolio

•	Treasury Instruments Portfolio

•	U.S. Government Portfolio

•	U.S. Government Select Portfolio

•	Stablecoin Cash Reserves Portfolio